As filed with the Securities and Exchange Commission on October 1, 2012

Registration No. 333-172303

333-159947

333-142810

333-117437

333-107864

333-84916

333-73458

333-46820

333-33544

333-95665

333-89119

333-81773

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARIBA, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0439730
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

910 Hermosa Court

Sunnyvale, California 94085

(Address of Principal Executive Offices, including zip code)

ARIBA, INC. 1999 EQUITY INCENTIVE PLAN

ARIBA, INC. EMPLOYEE STOCK PURCHASE PLAN

ARIBA, INC. INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

ARIBA, INC. 1999 DIRECTORS’ STOCK OPTION PLAN

ARIBA, INC. 1996 STOCK PLAN

FREEMARKETS, INC. BROAD BASED EQUITY INCENTIVE PLAN

FREEMARKETS, INC. SECOND AMENDED AND RESTATED STOCK INCENTIVE PLAN

SUPPLIERMARKET.COM, INC. 1999 STOCK OPTION PLAN

TRADEX TECHNOLOGIES, INC. 1997 EMPLOYEE STOCK OPTION PLAN

TRADEX TECHNOLOGIES, INC. 1999 EMPLOYEE STOCK OPTION/STOCK ISSUANCE PLAN

TRADING DYNAMICS 1998 STOCK PLAN

TRADING DYNAMICS 1999 STOCK PLAN

(Full title of the plan)

Robert M. Calderoni

Chief Executive Officer

Ariba, Inc.

910 Hermosa Court

Sunnyvale, California 94085

(Names and address of agent for service)

(650) 390-1000

(Telephone number, including area code, of agent for service)

Copy to:

Daniel R. Mitz, Esq.

Jonn R. Beeson, Esq.

Jones Day

1755 Embarcadero Road

Palo Alto, CA 94303

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 relate to the following Registration Statements of Ariba, Inc., a Delaware Corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission:

•	Registration Statement No. 333-172303, registering 8,000,000 shares of the Company’s common stock, $0.002 par value (“Common Stock”) for issuance under the 1999 Equity Incentive Plan;

•	Registration Statement No. 333-159947, registering a total of 6,770,000 shares of Common Stock for issuance under the 1999 Equity Incentive Plan and the Employee Stock Purchase Plan;

•

Registration Statement No. 333-142810, registering 3,303,398 shares of Common Stock for issuance under the 1999 Equity Incentive Plan; 500,000 shares of Common Stock for issuance under the Employee Stock Purchase Plan; 750,000 shares of Common Stock for issuance under the FreeMarkets, Inc. Broad Based Equity Incentive Plan; and 4,500,000 shares of Common Stock for issuance under the FreeMarkets, Inc. Second Amended and Restated Stock Incentive Plan;

•

Registration Statement No. 333-117437, registering 2,255,140 shares of Common Stock for issuance under the 1999 Equity Incentive Plan; 500,000 shares of Common Stock for issuance under the Employee Stock Purchase Plan; 7,474,699 shares of Common Stock for issuance under the FreeMarkets, Inc. Broad Based Equity Incentive Plan; and 1,456,140 shares of Common Stock for issuance under the FreeMarkets, Inc. Second Amended and Restated Stock Incentive Plan;

•

Registration Statement No. 333-107864, registering 13,337,814 shares of Common Stock for issuance under the 1999 Equity Incentive Plan and 3,000,000 shares of Common Stock for issuance under the Employee Stock Purchase Plan;

•

Registration Statement No. 333-84916, registering 13,122,383 shares of Common Stock for issuance under the 1999 Equity Incentive Plan and 3,000,000 shares of Common Stock for issuance under the Employee Stock Purchase Plan;

•

Registration Statement No. 333-73458, registering 772,690 shares of Common Stock for issuance under the SupplierMarket.com, Inc. 1999 Stock Option Plan; 39,578 shares of Common Stock for issuance under the Tradex Technologies, Inc. 1997 Employee Stock Option Plan; 200,678 shares of Common Stock for issuance under the Tradex Technologies, Inc. 1999 Stock Option/Stock Issuance Plan; 499,993 shares of Common Stock for issuance under the TradingDynamics, Inc. 1998 Stock Plan; and 582,171 shares of Common Stock for issuance under the TradingDynamics, Inc. 1999 Stock Plan;

•	Registration Statement No. 333-46820, registering 1,700,000 shares of Common Stock for issuance under the SupplierMarket.com, Inc. 1999 Stock Option Plan;

•

Registration Statement No. 333-33544, registering 456,966 shares of Common Stock for issuance under the Tradex Technologies, Inc. 1997 Employee Stock Option Plan and 1,552,436 shares of Common Stock for issuance under the Tradex Technologies, Inc. 1999 Employee Stock Option/Stock Issuance Plan;

•

Registration Statement No. 333-95665, registering 488,964 shares of Common Stock for issuance under the Trading Dynamics 1998 Stock Plan and 514,991 shares of Common Stock for issuance under the Trading Dynamics 1999 Stock Plan;

•	Registration Statement No. 333-89119, registering 470,818 shares of Common Stock for issuance under the 1996 Stock Plan; and

•

Registration Statement No. 333-81773, registering 12,229,751 shares of Common Stock for issuance under the 1999 Equity Incentive Plan; 4,000,000 shares of Common Stock for issuance under the Employee Stock Purchase Plan; 4,000,000 shares of Common Stock for issuance under the International Employee Stock Purchase Plan; and 500,000 shares of Common Stock for issuance under the 1999 Directors’ Stock Option Plan.

On October 1, 2012, pursuant to an Agreement and Plan of Merger, dated as of May 22, 2012, by and among SAP America, Inc. (“Parent”), Angel Expansion Corporation (“Merger Sub”), a wholly-owned subsidiary of Parent, and the Company, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, including the Registration Statements. In accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendments No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 1st day of October, 2012.

ARIBA, INC.

By:	/s/ David Middler
David Middler Secretary, Executive Vice President and General Counsel

Note: No other person is required to sign these Post-Effective Amendments No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.